Exhibit 99

UROPLASTY ANNOUNCES CEO RESIGNATION

~David Kaysen Resigns~
~Independent Director Rob Kill Appointed Interim CEO~
~Preliminary Revenue Figures for Quarter and Year Ended March 31, 2013~

MINNEAPOLIS, MN, April 5, 2013 – Uroplasty, Inc. (NASDAQ: UPI), a medical device company that develops, manufactures and markets innovative products to treat voiding dysfunctions, announced today that David B. Kaysen has tendered his resignation as President, Chief Executive Officer and a member of the Board of Directors, effective April 5, 2013.  Independent director Robert C. Kill has been named interim Chief Executive Officer while the board of directors conducts a search for a permanent CEO.

James Stauner, Uroplasty’s Chairman, stated, “Dave Kaysen has served as our President and CEO since May 2006 and has guided the Company through the introduction of its industry leading Urgent®PC product, including successful completion of clinical trials that resulted in a category 1 CPT code as well as Medicare reimbursement for that product in most jurisdictions.  Dave assumed the CEO role when Uroplasty had virtually all of its operations in Europe and generated only $6.4 million in revenue.  He departs with the company generating over $22 million in annual sales, largely fueled by growth in Urgent PC sales. We truly appreciate all of Dave’s contributions and wish him the best in his future endeavors.”

Rob Kill, who has been a director of Uroplasty since 2010, is currently an Operating Partner with Altamont Capital Partners, a private equity firm.  Prior to joining Altamont, Mr. Kill was President and Chief Executive Officer of Virtual Radiologic Corporation, a provider of technology-enabled outsourced radiology solutions.  Before Virtual Radiologic, he was President of Misys Physician Systems, a developer of electronic medical record and practice management software.  Mr. Kill was with Baxter Healthcare for the first ten years of his career, where he held senior leadership roles in operations, marketing and sales.

Preliminary Fiscal Fourth Quarter and Full Year 2013 Revenue

Uroplasty currently anticipates fourth quarter total revenue of approximately $5.5 million and total revenue for the 2013 fiscal year ended March 31 of approximately $22.4 million. Urgent PC sales in the U.S. totaled approximately $2.6 million in the fourth fiscal quarter, and approximately $10.5 million for the full fiscal year, an increase of about 35 percent over full fiscal year 2012. Complete results for the just completed fiscal year are expected to be announced during the second half of May 2013.

About Uroplasty, Inc.

Uroplasty, Inc., headquartered in Minnetonka, Minnesota, with wholly-owned subsidiaries in The Netherlands and the United Kingdom, is a global medical company committed to offering transformative treatment options to specialty physicians. Our products are designed to help providers change the lives of their voiding dysfunction patients and strengthen the efficiency of their practices. Our focus is the continued commercialization of our Urgent® PC Neuromodulation System, the only FDA-cleared system that delivers percutaneous tibial nerve stimulation (PTNS) for the office-based treatment of overactive bladder and associated symptoms of urgency, frequency and urge incontinence. We also offer Macroplastique®, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. For more information on the company and its products, please visit Uroplasty, Inc. at www.uroplasty.com.

Forward-Looking Information

This press release contains forward-looking statements that reflect our best estimates regarding future events and financial performance. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our anticipated results. We discuss in detail the factors that may affect the achievement of our forward-looking statements in our Annual Report on Form 10-K filed with the SEC. In particular, we cannot be certain that we will ever achieve sustained profitability, that the rate of reimbursement for PTNS treatments will be adequate to justify the cost of our product, that other Medicare carriers or private payers will provide coverage for this treatment or that existing carriers and payers will not change their coverage decisions, that the rate of adoption of our products by new customers will continue, or that any of the other risks identified in our 10-K will not adversely affect our expectations as described in these forward-looking statements.

Contact Information:

Uroplasty, Inc.	EVC Group
Medi Jiwani, Vice President, CFO, and Treasurer	Jenifer Kirtland (Investors)
952.426.6140	415.568.9349
Amy Phillips (Media)
412-327-9499